Exhibit 1

Media Relations Jorge Pérez +52 (81) 8259-6666 jorgeluis.perez@cemex.com	Analyst and Investor Relations Alfredo Garza / Fabián Orta +1 (212) 317-6011 +52 (81) 8888-4327 ir@cemex.com

CEMEX ANNOUNCES CLOSING OF DIVESTMENT

OF ITS OPERATIONS IN COSTA RICA AND EL SALVADOR

MONTERREY, MEXICO. AUGUST 31, 2022 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that, through certain subsidiaries, it has successfully closed the previously informed sale of its operations in Costa Rica and El Salvador to Cementos Progreso Holdings, S.L., through its subsidiaries, for an approximate amount of U.S.$329 million, as per the terms of the transactional documents.

The transaction, which was closed in line with the terms that had been disclosed on December 29, 2021, is an important step in meeting the goal of optimizing the company’s global asset base through asset divestments under CEMEX’s strategic plan, Operation Resilience. In line with Operation Resilience, the company continues to actively evaluate other divestment opportunities in the regions in which it operates.

Proceeds from this divestment are expected to be used to fund CEMEX’s bolt-on investment growth strategy, reduce debt and other general corporate purposes. These transactions represent CEMEX’s permanent exit from both countries.

About Cementos Progreso Holdings, S.L.

Cementos Progreso Holdings, S.L, is a leading regional group in cement and construction materials with operations in seven countries after this transaction. Its flagship brand is Cementos Progreso, which since its foundation in 1899 has been characterized by operating under strict legal compliance and ethical values instituted by its founder, Carlos F. Novella. For more information, please visit www.progreso.com

About CEMEX

CEMEX is a global construction materials company that is building a better future through sustainable products and solutions. CEMEX is committed to achieving carbon neutrality through relentless innovation and industry-leading research and development. CEMEX is at the forefront of the circular economy in the construction value chain and is pioneering ways to increase the use of waste and residues as alternative raw materials and fuels in its operations with the use of new technologies. CEMEX offers cement, ready-mix concrete, aggregates, and urbanization solutions in growing markets around the world, powered by a multinational workforce focused on providing a superior customer experience, enabled by digital technologies. For more information, please visit: cemex.com

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This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. CEMEX intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. These forward-looking statements reflect CEMEX’s current expectations and projections about future events based on CEMEX’s knowledge of present facts and circumstances and assumptions about future events, as well as CEMEX’s current plans based on such facts and circumstances. These statements necessarily involve risks and uncertainties that could cause actual results to differ materially from CEMEX’s expectations including, among others, risks, uncertainties, and assumptions discussed in CEMEX’s most recent annual report and detailed from time to time in CEMEX’s other filings with the Securities and Exchange Commission, which factors are incorporated herein by reference, as well as the announced divestment not to produce the expected results, including the proceeds not used as expressed in this release or CEMEX not reaching its objectives under Operation Resilience. These factors may be revised or supplemented, but CEMEX is not under, and expressly disclaims, any obligation to update or correct this press release or any forward-looking statement contained herein, whether as a result of new information, future events or otherwise. Any or all of CEMEX’s forward-looking statements may turn out to be inaccurate. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. The content of this press release is for informational purposes only, and you should not construe any such information or other material as legal, tax, investment, financial, or other advice. CEMEX is not responsible for the content of any third-party website or webpage referenced to or accessible through this press release.

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